Exhibit 4.17
English Translation
Contract No.: 1300401212008510121
CHINA DEVELOPMENT BANK

FOREIGN EXCHANGE LOAN CONTRACT

Type of Loan:	Self-Operated Foreign Exchange Loan
Name of Project:	Yingli’s To-Be-Built New 100MW Polysilicon (Annual Capacity) Solar Cell Project
Borrower:	Yingli Energy (China) Company Limited
Lender:	China Development Bank
Execution Date:	December 22, 2008

Borrower: Yingli Energy (China) Company Limited
Domicile: No. 3399, Chao Yang North Road, Baoding, Hebei Province
Legal Representative: Miao Liansheng
Post code: 071051
Handling Person: Liu Yang
Tel: 0312-8929705
Fax: 0312-3151881
Lender: China Development Bank
Domicile: 29, Fuchengmeiwai Avenue, Xicheng District, Beijing
Legal Representative: Chen Yuan
Postcode: 100037
Handling Branch: Hebei Province Branch, China Development Bank
Domicile of Handling Branch: Tower B, Yuyuan Plaza, 9 Yuhua West Road, Shijiazhuang
Head of Handling Branch: Wang Lihong
Post Code: 050051
Handling Person: Lu Yilin
Tel: 0311-85518761
Fax: 0311-85288091

     For the purpose of constructing its new 100MW polysilicon (annual capacity) solar cell project, the Borrower applies for a foreign exchange loan with the Lender, and the Lender agrees to extend such loan. In accordance with relevant requirements of the laws and regulations of the state, and in observance of the principles of equality, voluntariness, fairness and good faith, the Lender and the Borrower hereby enter into this Contract upon mutual consultations and agreement:
ARTICLE I
DEFINITIONS
     Unless otherwise defined herein, the following terms shall have the following meanings in this Contract:
     1.1 Lender means China Development Bank.
     1.2 Borrower means Yingli Energy (China) Company Limited.
     1.3 Project means the new 100MW polysilicon (annual capacity) solar cell project to be built by Yingli Energy.
     1.4 Loan Commitment Amount means the maximum loan amount the Lender agrees to make available to the Borrower.
     1.5 Loan Balance means the loan amount actually disbursed by the Lender and not yet repaid by the Borrower.
     1.6 Drawdown Period has the meaning as defined in Article 8.3 hereof.
     1.7 Loan Account means the account opened by the Lender for the Borrower for the purpose of recording the disbursements, repayments, etc. of the loan under this Contract.
     1.8 Deposit Account means the account opened by the Lender for the Borrower for the purpose of handling the operation of converting the borrowing into deposits as well as settlement operations under this Contract.
     1.9 Fund Disbursement means the disbursement of loan funds made by the Lender in accordance with the needs of the Borrower out of the Deposit Account opened by the Borrower with the Handling Branch of the Lender, or the direct disbursement of Loan Funds made by the Lender on the basis of the drawdown application of the Borrower.
     1.10 Handling Branch means the branch entity of the Lender that is specifically responsible for the execution of this project contract, the post-lending management work and related matters, all as authorized by the Lender.
     1.11 Interest Period has the meaning as defined in Article 5.2 hereof.

     1.12 Interest Payment Dates means the dates on which the Borrower shall repay interest to the Lender, as set out in Article 5.2 hereof.
     1.13 First Principal Repayment Date means the date on which the Borrower shall make its first repayment of the principal of the loan, as set out in Article 10.1 hereof.
     1.14 Principal Repayment Dates means the dates on which the Borrower shall repay the principal of the loan, as set out in Article 10.1 hereof.
     1.15 Grace Period means the period during which the Borrower will pay the interest only but not the principal of the loan.
     1.16 Business Day means any working day of the Lender, other than the statutory holidays of the state and public holidays.
     1.17 Security Providers means the guarantor, the mortgagor and the pledgor providing securities hereunder in favor of the Borrower.
     1.18 Security Contracts means the Guarantee Contract, the Mortgage Contract and the Pledge Contract hereunder.
     1.19 LIBOR means the London Interbank Offered Rate (USD) published by British Bankers’ Association, and for the purpose of this Contract, the 6-month USD LIBOR rate, as displayed on TELERATE Screen 3750 (If no quotes are available on this screen, the equivalent screen of the Reuters terminal can be used) at London Time 11:00 am on the day which falls two Business Days prior to the commencement of each Interest Period, shall be used.
ARTICLE II
LOAN COMMITMENT AMOUNT
     The Loan Commitment Amount hereunder shall be USD Seventy Million (USD$70,000,000).
ARTICLE III
PURPOSE OF USE OF THE LOAN
     The loan hereunder shall be used by the Borrower for the purpose of purchasing overseas the machinery and equipment necessary for the construction of the to-be-built Yingli Energy 100MW polysilicon solar cell project. The Borrower shall neither misappropriate nor divert the loan, nor shall the Borrower employ the funds hereunder in areas expressly prohibited by the state. If the Borrower misappropriates or diverts the loan funds, a penalty interest shall be calculated and charged in accordance with relevant stipulations of the People’s Bank of China.

ARTICLE IV
TERM OF THE LOAN
     The loan hereunder shall have a term of 8 years, beginning as from December 24, 2008 and ending as of December 23, 2016, with a Grace Period of 1 year, beginning as from December 24, 2008 and ending as of December 23, 2009.
ARTICLE V
INTEREST RATE AND INTEREST OF THE LOAN
     5.1 Interest Rate of the Loan
     The interest rate of the loan hereunder shall be LIBOR (6-month USD) + 600BP
     5.2 Interest Period and Interest Payment Date
     The Interest Periods of the loan shall be 6 months each, with the first Interest Period beginning as from December 24, 2008 and ending as of June 23, 2009. The interest rate and the first Interest Payment Date of the second drawdown under Article 8.1 hereof shall be consistent with those of the first drawdown, and the interest rates, Interest Periods and Interest Payment Dates of all of the subsequent drawdowns shall be consistent with those of the first drawdown.
     The first Interest Payment Date under this Contract shall be June 24, 2009. If an Interest Payment Date occurs on a date that is not a Business Day, it shall be extended accordingly to the immediately following Business Day, provided that if such next Business Day falls in the next month, the said Interest Payment Date shall be advanced to its immediately preceding Business Day.
     5.3 Calculation of the Interest
     The interest shall accrue on the Loan Balance on the basis of the actual days and a 360-days year.
     The interest calculation formula shall be:
     Loan Balance × Loan Interest Rate × Actually Accrued Days of the Loan During the Corresponding Interest Period ÷ 360 Days.

ARTICLE VI
LATE PAYMENT INTEREST
     6.1 If the Borrower fails to repay the principal, interest and fee due of the loan in accordance with the provisions of this Contract, the Lender shall charge the Borrower an interest on overdue payment at an interest rate equal to the loan interest rate x 130%.
     6.2 The calculation formula for the late payment interest shall be:
     Overdue Amount × Late Payment Interest Rate × Overdue Days ÷ 360.
     6.3 Should the Borrower still fail to repay the overdue principal, interest and fee of the loan by the next principal and interest repayment date, the Lender will charge the Borrower compounded interest at the then prevailing late payment interest rate and on the basis of the Interest Period.
     6.4 If the interest rate of the loan is a floating rate, the then prevailing penalty rate of all overdue amounts shall float along with the then prevailing loan interest rate.
ARTICLE VII
CONDITIONS PRECEDENT FOR DRAWDOWNS
     7.1 The conditions precedent for the first drawdown of the Borrower shall include all of the following:
     (a) The Lender has received from the Borrower the following documents or materials:
          (1) Approval replies of relevant authorities of the state consenting to the construction of the Project;
          (2) Copies of the legal person business licenses, articles of associations, audited financial reports of the most recent three years and financial reports of the most recent quarter of the Borrower and the Security Providers;
          (3) The resolution of the relevant power organ of the Borrower consenting to the Borrower’s execution and performance of this Contract and the resolutions of the relevant power organs of the Security Providers consenting to the Security Providers ‘ execution and performance of the Security Contracts;
          (4) The signature specimen of the legal representative of the Borrower for the execution of this Contract, or the power of attorney and signature specimen of an authorized signatory of the Borrower; and the signature specimens of the legal representatives of the Security Providers for the execution of the Security Contracts, or the powers of attorney and signature specimens of the authorized signatories of the Security Providers;

          (5) Counterparts or copies of approved and effective business contracts;
     (b) The Borrower has opened the Loan Account and the Deposit Account in accordance with the stipulations; and
     (c) The Security Contracts required hereunder have been executed and have become effective.
     7.2 The conditions precedent for each drawdown (inclusive of the first drawdown) by the Borrower shall include the following:
     (a) The representations of the Borrower as set forth in Article 15 hereof are true and valid;
     (b) The Borrower is not in breach of the warranties and undertakings set forth in Article 15 hereof;
     (c) No event of default under Article 21 hereof has occurred; and
     (d) The capital and other supporting funds of the Project have all been put in place.
ARTICLE VIII
DRAWDOWN
     8.1 Drawdown Plan
     The Borrower’s drawdown plan hereunder with respect to the Loan Commitment Amount shall be as follows:
     December 24, 2008, USD 30 million;
     February 18, 2009, USD 40 million.
     If the Borrower intends to change its drawdown plan, it shall give a 20 Business Days prior notice to the Lender.
     8.2 Drawdown Procedure
     The Borrower shall submit to the Lender an irrevocable drawdown application (the form of which is attached hereto as Annex 1) 3 Business Days prior to the drawdown date. Upon receipt and review and approval of said drawdown application, the Lender shall on the drawdown date transfer the drawdown amount applied for by the Borrower from the Loan Account of the Borrower into the Deposit Account of the Borrower, or, shall directly disburse the said amount into the account designated in the drawdown application by the party making the drawdown.
     8.3 Drawdown Period
     (a) The Drawdown Period under this Contract shall be 1 year, beginning as from December 24, 2008 and ending as of December 23, 2009.
     (b) The Borrower may make drawdowns during the Drawdown Period only. Upon expiry of the Drawdown Period, the undrawn portion of the Loan Commitment Amount shall be cancelled automatically.
     (c) The Drawdown Period shall not be extended without the consent of the Lender. Should the Borrower need to extend the Drawdown Period, it shall submit to the Lender a written application therefor 30 days before the expiry of the Drawdown Period. Only upon written consent of the Lender shall the Drawdown Period be extended.
ARTICLE IX
DISBURSEMENT OF FUNDS
     The Borrower shall make a monthly forecast of its funding needs and shall, within the last 5 Business Days of the relevant month, notify the Handling Branch of the Lender of its fund disbursement needs of the next month by way of telephone, fax or otherwise.
     The Borrower shall provide a disbursement notice and the basis for such fund disbursement to the Handling Branch of the Lender on the same date of the proposed fund disbursement. The Lender shall review such document in accordance with its internal management procedures. If, upon review, the disbursement request is found backed by a true and complete basis for disbursement, the Lender will handle the disbursement procedures on the same day of receipt of the disbursement notice. If upon review it is found that the basis for the disbursement is found untrue or incomplete, or that fund payments are not consistent with the completed work quantities, the Lender may suspend or refuse the disbursement.
     The basis for Fund Disbursements to be provided by the Borrower shall include: the project estimate and budget as approved by relevant authorities; the preliminary design of the Project; equipment purchase contracts; pro forma invoices or invoices; import-related foreign exchange payment verification notes (if any); import-related foreign exchange payment filing forms (if any); etc.
ARTICLE X
REPAYMENT OF PRINCIPAL AND INTEREST
     10.1 Method for Repayment of Principal
     USD 8 million on December 24, 2009; USD 8 million on December 24, 2010;

     USD 9 million on December 24, 2011; USD 9 million on December 24, 2012;
     USD 9 million on December 24, 2013; USD 9 million on December 24, 2014;
     USD 9 million on December 24, 2015; USD 9 million on December 23, 2016.
     10.2 The Lender will issue the Principal and Interest Repayment Notice to the Borrower prior to the principal and interest repayment date.
     10.3 The Borrower shall, 5 Business Days prior to the principal and interest repayment date, remit the amounts payable into an account designated by the Lender.
     10.4 Whether the Lender has notified the Borrower and whether the content of the Principal and Interest Repayment Notice is accurate shall not release the Borrower from its obligation of fully and promptly repaying the principal and interest of the loan.
     10.5 The Lender may, acting on its own, debit the corresponding amount to the Deposit Account opened by the Borrower with the Lender on the principal and interest repayment date.
ARTICLE XI
PREPAYMENT
     This article shall only apply to the circumstance where the Borrower voluntarily makes prepayments with respect to the loan under this Contract.
     11.1 The Borrower may not make any prepayment without the consent of the Lender.
     11.2 If the Borrower needs to make a prepayment, it shall submit to the Lender a 20 days prior written application to that effect.
     11.3 If the Lender consents to a prepayment by the Borrower, the Borrower shall pay an indemnity to the Lender to cover the loss of the Lender. The amount of such indemnity shall be estimated and determined by the Lender. If the Lender and the Borrower cannot agree on the amount of such indemnity, the Borrower shall not make such prepayment.
     11.4 If the Lender consents to a prepayment by the Borrower, the Borrower shall, 5 Business Days prior to the determined Principal Repayment Date, remit the prepaid principal and relevant interest and fee into an account designated by the Lender.
     11.5 The prepayment amounts shall first be applied towards the repayment of the last maturing loan amount, i.e. the repayment shall be effected in a reversed order.

     11.6 The prepayment application of the Borrower shall be irrevocable. No drawdown applications shall be made subsequently with respect to prepaid amounts.
     11.7 The Borrower may not make any prepayment within the Drawdown Period.
ARTICLE XII
ORDER OF REPAYMENT
     Should the repayment amounts of the Borrower be less than the aggregate amounts due and payable as of the relevant date under this Contract, such repayment amounts shall be applied in the following order:
     (a) payment of payable indemnity and liquidated damages;
     (b) payment of payable penalty interest;
     (c) payment of payable late payment interest;
     (d) payment of overdue principal ;
     (e) payment of payable fees;
     (f) payment of payable interest; and
     (g) payment of payable principal.
     If the repayment amounts of the Borrower are not sufficient to fully repay payable items of the same rank, repayment shall then be made on the basis of the order of accrual of relevant payable items.
ARTICLE XIII
ACCOUNT MANAGEMENT
     The Borrower shall prior to December 24, 2008 open the Loan Account and the Deposit Account with the Handling Branch of the Lender, which accounts will be used by the Lender for the purposes of loan disbursement, loan settlement, and loan principal and interest recovery.

ARTICLE XIV
SETTLEMENT; AND FOREIGN EXCHANGE SETTLEMENT AND SALE
     The Borrower shall handle the settlement operations of the loan funds hereunder and foreign exchange settlement and sale operations and other international settlement operations through the Handling Branch and shall pay the settlement fee in accordance with the stipulations of the Lender.
ARTICLE XV
REPRESENTATIONS AND WARRANTIES OF BORROWER
     15.1 The Borrower is a lawfully established legal person, possesses a valid business license, and owns its assets and operates its business in accordance with law;
     15.2 The Borrower has completed all internal authorization procedures necessary for the execution of this Contract; the person signing this Contract is a duly authorized representative of the Borrower; and this Contract shall become legally binding on the Borrower immediately upon its effectiveness;
     15.3 The financial reports furnished by the Borrower to the Lender have been prepared in accordance with currently effective laws, regulations and accounting standards and have truthfully and accurately reflected the financial position of the Borrower as of the relevant reporting year;
     15.4 All other materials furnished by the Borrower to the Lender are true and accurate and all submitted copies are in conformity with their originals;
     15.5 The Borrower confirms that its loan-funded Project has obtained approvals from relevant approval authorities and warrants that all approval documents are true and lawful;
     15.6 The technical plan, the construction scope and the construction scale of the Project funded by the loan are reasonable and feasible and there is no unauthorized reduction, expansion or exceeding of the construction scale and standards on the part of the Borrower.
ARTICLE XVI
INSPECTION ON THE USE OF THE FUNDS
     Upon disbursement of the loan funds, the Lender shall be entitled to inspect, either onsite or offsite, the use of the loan funds hereunder. The Borrower shall, in accordance with the requirement of the Lender, submit to the Handling Branch of the Lender an implementation status report on the use of the loan funds together with corresponding fund use vouchers. The Lender may inspect onsite the use status of the loan and the Borrower shall actively cooperate with the Lender on the inspection and shall, in accordance with the requirement of the Lender, provide relevant materials. The scope of the inspection by the Lender shall include the following:
     (a) Whether the capital of the Project and other supporting funds have, as agreed, been put into place;
     (b) Whether the purpose of use of the loan has been altered; whether during the intervening period between the disbursement of the loan and the formation of physical work quantities, any loan fund has been channeled into securities trading, futures trading, real estate business operation, venture capital and other areas prohibited by the Lender;
     (c) Whether the Project has proceeded smoothly, whether there has occurred any material accident, whether the material equipment and plants have been timely installed and put in place, and whether there has occurred any extension of the construction period;
     (d) Whether the cumulative completed work quantities and project image (physical shape) progress match the cumulative financial expenditures of the Project and whether expenses and outlays are consistent with stipulations; and
     (e) Whether the estimated total investment can be controlled within the budget range.
     If the Lender finds that smooth completion of the loan-funded Project has been affected by Borrower’ misuse of the funds, it may require the Borrower to rectify the same within a prescribed time limit.
ARTICLE XVII
INFORMATION DISCLOSURE
     17.1 So long as the loan-funded Project is under construction, the Borrower shall on the fifth day of each month submit to the Handling Branch of the Lender a monthly statistical report for the preceding month in the form prescribed by the Lender; and shall, prior to February 15 of each year, submit to the Handling Branch of the Lender an annual report on the loan-funded Project in the form prescribed by the Lender.
     17.2 The Borrower shall, within 15 days of the project completion final accounting of the loan-funded Project, submit to the Lender the project completion final financial accounts, the post-completion investment return analysis report and other relevant materials.
     17.3 The Borrower shall, prior to March 31 of each year, submit to the Lender a full set of financial reports (including balance sheet, income statement, cashflow statement and auditor’s report) of the previous fiscal year as audited by an accounting firm acceptable to the Lender; and shall within the first 10 days of each quarter submit to the Lender the full set of financial statements of the preceding quarter; and shall, prior to September 10 of each year, submit to the Lender the full set of financial reports of the first half of the year.
     17.4 In the event of a change to its company name, domicile, registered capital, business scope, or company type, or its articles of association, or in the event of a material financial change, the Borrower shall provide a 10 days prior written notice to the Lender and shall file relevant documents with the Lender for record. In the event of a material change to its legal representative or its financial head, the Borrower shall promptly notify the Lender of the same in writing.
     17.5 The Lender shall be entitled to request the Borrower to provide key dynamic information on the use of funds during the period from the approval of the Project to the termination of the contract. The Borrower shall provide the same without delay.
ARTICLE XVIII
SUPERVISION OF THE LOAN FUNDED PROJECT
     18.1 The Lender may periodically visit the Borrower and the loan-funded Project and may gather information on the loan-funded Project through the following means:
     (a) to hear reports from the key responsible person/s of the Borrower on the status of the loan-funded Project;
     (b) to inspect the financial reports, accounting vouchers, accounting books and like financial and accounting documentation and other relevant documentation of the Borrower or the loan-funded Project;
     (c) to enter the construction site of the Project and conduct on-site inspection; and to investigate and verify, among others, the tender and bidding work, the construction quality and the project image (physical shape) progress of the loan-funded Project; and
     (d) to verify the financial and funds status of the Borrower.
     The Borrower shall cooperate with the Lender in the above activities.
     18.2 If the Borrower conducts tender and bidding in respect of any single project under this Contract with a value of USD 10 million and above, the Borrower shall notify the Lender 20 Business Days before the official commencement of such tender and bidding activities. The Lender may supervise and inspect such tender and bidding activities and the Borrower shall provide cooperation. Such supervision and inspection may take the following forms:
     (a) To inspect the bid invitation announcement, the bid invitation letter, bid invitation documents and bidding documents; and to verify the qualifications, creditworthiness, etc. of the bidders;

     (b) To supervise the opening and appraisal of bids; and to attend as an observer key meetings related to bid invitation and tender issues;
     (c) To inquire with, gather information from, and hear opinions from, the bid inviter, bidders, the bid invitation agent/s, relevant administrative authorities and the notary entity for the bid invitation and tender work.
     (d) To review the bid invitation and tender work report and contracts and documents in connection therewith; and
     (e) To conduct on-site inspection and investigate and verify thereby the implementation of the tender results.
     18.3 The Borrower shall, in accordance with relevant project supervision regulations of the state and industry requirements, engage qualified project supervisors to supervise, among others, project construction and equipment installation and commissioning. At the request of the Lender, the Borrower shall within the prescribed time limit provide relevant project supervision reports.
     18.4 The Borrower shall take out insurance for the relevant construction projects under this Contract in accordance with relevant regulations of the state as well as industry requirements. At the request of the Lender, the Borrower shall within the prescribed time limit provide copies of relevant insurance contracts or insurance certificates.
ARTICLE XIX
RIGHTS AND OBLIGATIONS OF THE BORROWER
     19.1 The Borrower shall have the right to request the Lender to extend the loan in accordance with this Contract.
     19.2 The Borrower shall effect drawdowns in accordance with the Drawdown Plan hereunder.
     19.3 The Borrower shall repay the principal and interest of the loan in accordance with this Contract.
     19.4 The Borrower shall promptly handle and complete all formalities in accordance with relevant foreign exchange administration regulations of the state.
     19.5 The Borrower shall obtain prior written consent of the Lender with respect to any transfer of its operating assets amounting to 20% or above of its total assets.
     19.6 In the event of a merger, spin-off or other ownership or structural changes, the Borrower shall provide the Lender with a 7 days notice of the relevant plan of change and must obtain the Lender’s consent thereto. No such plan of change shall prejudice the legitimate rights and interest of the Lender under this Contract.
     19.7 If the guarantee ability of the Security Providers hereunder has decreased, or if the mortgaged or pledged subject-matter has dropped in value, the Borrower shall make up the security within the time limit prescribed by the Lender and the Security Providers and the Lender shall enter into valid security contracts in accordance with law.
     19.8 If the Borrower provides security to a third party and if the cumulative security amount will exceed 50% of the net assets stated in the financial statements of the most recent fiscal year of the Borrower, the Borrower must obtain from the Lender its written consent thereto.
     19.9 The Borrower shall not apply for loans with the Lender by way of fraudulent construction project reporting, etc.
     19.10 The Borrower shall cooperate with the Lender on the credit rating work conducted by the Lender in respect of the Borrower and shall provide relevant documents in accordance with the request of the Lender.
ARTICLE XX
SECURITY
     20.1 The Contract is covered by the following securities:
          (a) a joint and several liability guarantee by Baoding Tianwei Yingli New Energy Resources Company Limited, the guarantor; and an unlimited joint and several liability guarantee by Mr. Miao Liansheng, the actual controller of Yingli Energy (China) Company Limited;
          (b) a mortgage by the mortgagor, Yingli Energy (China) Company Limited, created in respect of the fixed assets arising out of the new 100MW polysilicon (annual capacity) solar cell project to be built by Yingli Energy (China) Company Limited; and
          (c) a pledge by the pledgor, Yingli Energy (China) Company Limited, created in respect of the receivables lawfully enjoyed by Yingli Energy (China) Company Limited, i.e., all of the incomes enjoyed by Yingli Energy through sale of solar cell components and other relevant products upon completion of the new polysilicon (annual capacity) solar cell project to be built by Yingli Energy (China) Company Limited.
          The guarantor, the mortgagor, and the pledgor shall without delay enter into valid security contracts with the Lender in accordance with law.

ARTICLE XXI
EVENTS OF DEFAULT AND BREACH OF
CONTRACT LIABILITIES OF BORROWER
     21.1 If the Borrower breaches the provisions of Articles 15, 16, 17,18, 19 or 20 hereof, or if any of the Borrower’s representations or warranties set out in Article 15 is found inaccurate or misleading, the Lender shall be entitled to request the Borrower to rectify the same within a prescribed time limit. In case the Borrower fails to so rectify within such time limit, the Lender shall have the right to take one or more of the following measures:
     (a) to cease the disbursement of the loan;
     (b) to declare accelerated maturity of the loan, and to simultaneously request the Borrower to repay the principal and interest of the disbursed portion of the loan within a prescribed time limit. Moreover, the Lender shall have the right to directly deduct the repayable amounts from the accounts opened by the Borrower (By executing this Contract, the Borrower has authorized the Lender to exercise such right to directly deduct the repayable amounts); and
     (c) to unilaterally terminate this Contract.
     21.2 If the Borrower breaches provisions other than those set forth in 21.1 above, the Lender shall have the right to request the Borrower to rectify the same within a prescribed time limit. If the Borrower fails to so rectify within such time limit, the Lender shall have the right to request the Borrower to pay a liquidated damages equal to 1% of the amount borrowed as of the time of occurrence of the breach, provided that if such liquidated damages are not sufficient to cover the financial losses suffered by the Lender, the Lender shall have the right to request the Borrower to indemnify against the same.
     21.3 If the act of breach of the Borrower results in a litigation, the Borrower shall assume the attorney’s fee incurred by the Lender in connection with the litigation.
ARTICLE XXII
MODIFICATION AND TERMINATION OF CONTRACT
     22.1 Unless otherwise set forth herein, neither party shall unilaterally modify or terminate this Contract upon its effectiveness. Any amendment to or modification of this Contract shall be mutually agreed upon by the Lender and Borrower through consultations and shall be concluded in a written instrument.
     22.2 The Lender may partially or wholly assign its rights hereunder to a third party. The Lender shall notify the Borrower of such assignment.
     22.3 If, due to a change of the laws, regulations or policies of the state, all or part of the provisions of this Contract become inconsistent with the requirements of such laws,

regulations or policies, the Borrower and the Lender shall promptly consult each other and shall amend relevant provisions as soon as possible.
     22.4 If, due to a force majeure event, either the Borrower or the Lender is unable to perform the Contract, the relevant party shall promptly notify the other party and shall take effective measures to prevent the widening of the losses. The party affected by the force majeure event shall within 20 days of the occurrence of the event provide the other party with details on such force majeure event as well as the certificate issued by relevant governmental authorities on the occurrence and impact of said force majeure event. The Borrower and the Lender shall promptly consult each other on the measures to deal with such force majeure event.
ARTICLE XXIII
ENTIRE CONTRACT
     All supplements, amendments or changes to this Contract shall be an integral part hereof.
ARTICLE XXIV
CONFIDENTIALITY
     Without the consent of the other party, neither party shall disclose to a third party the content of this Contract or the business secrets of the other party.
ARTICLE XXV
RESOLUTION OF DISPUTES
     Disputes between the Borrower and the Lender arising out of the performance of this Contract shall be resolved through consultations. Failing such resolution, the dispute shall be resolved through litigation before the People’s Court of the domicile of the Lender.
ARTICLE XXVI
MISCELLANEOUS
     26.1 Matters not covered by this Contract shall be dealt with by the Borrower and the Lender through consultations or shall be dealt with according to the stipulations of relevant laws and regulations of the state.
     26.2 This Contract is made in six originals, with the Borrower, the Lender, the guarantor, the mortgagor and the pledgor each holding one copy thereof; and in eight duplicates, with the Borrower and the Lender holding two copies and six copies thereof, respectively.
ARTICLE XXVII
EFFECTIVENESS AND EXPIRY OF THE CONTRACT
     This Contract shall become effective as of the date of signature and sealing by both the Borrower and the Lender, and shall expire on the date of full repayment of the entire debt hereunder.

Borrower: Yingli Energy (China) Company Limited
     (Company Seal or Special Seal for Contracts)

Legal Representative	/s/ Liansheng Miao

(or Authorized Representative): Miao Liansheng	(Signature)

___(mm)___(dd)___(yy)

Opening Bank & Account No. of Borrower:

Lender: China Development Bank	(Special Seal for Contracts)

Legal Representative	/s/ Lihong Wang

(or Authorized Representative):	(Signature)

___(mm)___(dd)___(yy)
Place of Execution: Shijiazhuang, Hebei Province

Annex 1
DRAWDOWN APPLICATION
(No.___)
China Development Bank:
          Pursuant to the Foreign Exchange Loan Contract between our Company and your Bank dated            (mm)      (dd)      (yy)(Contract No. ___), we hereby irrevocably file the following loan drawdown application with the Bank:
☐	Drawdown Amount:___;

☐	Drawdown Date:___(mm)___(dd)___(yy);

☐	Purpose of Use of Drawdown Fund:___;

☐	We hereby authorize the Bank to transfer the said amount into the Deposit Account opened by us with the Bank, the Account No. of which is___;

☐	We hereby authorize the Bank to directly disburse on the Drawdown Date the said amount to ___, whose opening bank and account number are___.
          We hereby declare that we have satisfied all of the conditions precedent for drawdowns set forth in the Foreign Exchange Loan Contract (Contract No.      ) and that there has occurred no event of default whatsoever under the said Contract. The foregoing drawdown will constitute a drawdown by us on the Bank and we will assume all debts arising therefrom.

Borrower:

(company seal or special seal for contracts)

Legal Representative
(or Authorized Representative):

Date:__(mm)__(dd)__(yy)